Exhibit 23.2


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT


The Registrant is unable to include as an exhibit to this Form S-8 the consent of Malone & Bailey, PLLC ("M&B"), former auditor to the Registrant and the accounting firm responsible for the audit of the Registrants financials for the fiscal year ended September 30, 2003 (the "Audited Financials"). Since its resignation as the auditor to the Registrant, M&B has declined to provide the Registrant with its consent for the inclusion of the Audited Financials in Form S-8 registration statements. No reason has been given the Registrant for M&B's decision to not provide the Registrant with its consent for the inclusion of the Audited Financials.